                                                                     EXHIBIT 4.6

                            SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made in the City of Montreal, Province of Quebec, as of February 18, 2000;

AMONG:                             SGF SANTE INC., a company duly
                                   incorporated pursuant to the laws of
                                   Quebec, having its head office at
                                   600 de La Gauchetiere Street West,
                                   Suite 1700, Montreal, Quebec, H3B 4L8,
                                   acting and represented herein by Francis
                                   Bellido, its president, and by Michel
                                   Beland, its secretary, duly authorized as they so declare;

                                   (hereinafter referred to as "SGF SANTE")

AND:                               DRAXIS PHARMA INC., a corporation duly
                                   incorporated under the laws of Canada,
                                   having its head office at 1170 Peel Street, 5th Floor, Montreal, Quebec, H3B 4S8, acting and represented herein by Dwight Gorham, its president, duly authorized as he so declares;

                                   (hereinafter referred to as the
                                   "CORPORATION")

WHEREAS, subject to the terms hereof, SGF Sante wishes to subscribe for 6,302,521 Common Shares in the capital of the Corporation, representing 32.05% of the outstanding Common Shares of the Corporation on a non-diluted basis after such subscription and after the subscription by Dwight Gorham and Mohammed Barkat respectively, pursuant to their employment agreement, referred to hereinafter;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants, agreements, warranties and payments herein set out and provided for, the parties hereto hereby respectively, covenant and agree as follows:


                                    ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings respectively:

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                                      -2-

     "ACCOUNTS PAYABLE" means all amounts due and owing by the Corporation to traders, suppliers and other Persons in the ordinary course of Business;

     "ACCOUNTS RECEIVABLE" means any and all accounts receivable, bills, receivables, trade accounts, book debts and insurance claims recorded as receivables in the Books and Records of the Corporation and any other amount due to the Corporation, including any refunds and rebates, and the benefit of all security (including cash deposits), guarantees and other collateral held by the Corporation;

     "AGREEMENT" means this subscription agreement including all attached Schedules, as the same may be supplemented, amended, restated or replaced from time to time;

     "APPLICABLE FISCAL LAW" means the INCOME TAX ACT (Canada);

     "APPLICABLE LAW" means any domestic or foreign statute, law, ordinance, regulation, by-law (zoning or otherwise), or order that applies to the Corporation;

     "ARTICLES" means the documents of incorporation of a corporation, as amended from time to time or the equivalent in any applicable jurisdiction or with respect to any other entity;

     "ASSETS" means all of the assets and properties, moveable and immoveable, tangible and intangible of a Person;

     "BENEFIT PLANS" means all bonus, deferred compensation, incentive compensation, share purchase, share appreciation and share option, severance or termination pay, hospitalization or other medical benefits, life or other insurance, dental, disability, salary continuation, vacation, supplemental unemployment benefits, profit-sharing, hypothec assistance, pension, retirement or supplemental retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement sponsored, maintained or contributed to or required to be contributed to by the employer, whether or not insured or funded, whether formal or informal and whether sponsored by the Corporation or a Related Party to the Corporation and including the Equity Participation Plan;

     "BOOKS AND RECORDS" means the books of account, accounting records and other financial data and information, including copies of Tax Returns and tax assessment notices for each fiscal year, and all books, records, sales and purchase records, lists of suppliers and customers, formulae, business reports and research and development information including, without limitation, all data and information stored electronically or on computer related media;

     "BUSINESS" means the business carried on by the Corporation which consists, INTER ALIA, of contract manufacturing of pharmaceutical products;

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                                      -3-

     "BUSINESS DAY" means a day other than a Saturday or Sunday, on which Canadian chartered banks are open for the transaction of domestic business in the City of Montreal, Province of Quebec;

     "BUSINESS PLAN" means the business plan of the Corporation attached hereto as Schedule 1.1(a) as it may be amended from time to time in accordance with the Shareholders' Agreement;

     "BY-LAWS" has the meaning set forth in subsection 3.1.4;

     "CLAIMS" has the meaning set forth in section 7.2;

     "CLOSING" means the completion of the subscription by SGF Sante for the Subscribed Shares and the completion of all other transactions contemplated by this Agreement which are to occur contemporaneously with the subscription for the Subscribed Shares;

     "CLOSING DATE" has the meaning set forth in section 6.1;

     "CLOSING DOCUMENT" means any document delivered at or subsequent to the Closing Date as provided in or pursuant to this Agreement;

     "COLLECTIVE AGREEMENT" means any collective agreement, contract, letter of understanding, letter of intent or other written communication with any labour union or association which may qualify as a labor union, which would cover any employees;

     "COMMON SHARES" means the common shares of the share capital of the Corporation;

     "CONTRACT" has the meaning set forth in subsection 3.1.11;

     "CONTROL" (and "CONTROLLING") for a legal person means the holding, or exercise of control or direction over, by a Person, directly or indirectly, other than as a creditor only, of securities which grant it more than 50% of the votes that may be cast for the election of the directors of the legal person in question (irrespective of whether or not, at the time, stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency);

     "CONVERTIBLE SECURITY" means a security of a body corporate, including a debt obligation, which is convertible into, exchangeable for or which carries a right or obligation to purchase, one or more shares, voting securities or participating securities of such body corporate, including for greater certainty, options and warrants;

     "CORPORATION" has the meaning ascribed thereto in the preamble;


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                                      -4-

     "CORPORATION INDEMNIFIED PERSONS" has the meaning set forth in section 7.3;

     "DISPUTE" has the meaning set forth in section 8.2;

     "DRAXIS HEALTH" means Draxis Health Inc., a corporation incorporated pursuant to the laws of Canada, the shares of which are traded on the Toronto Stock Exchange and NASDAQ;

     "EFFECTIVE DATE" means the close of business on January 31, 2000;

     "ENCUMBRANCE" means any security interest, mortgage, lien, hypothec, pledge, servitude, assignment, charge, call, commitment, right of first refusal, prior claim, demand, restriction, deemed trust, voting trust or pooling agreement with respect to securities, an adverse claim or any other right or option affecting any Assets or shares;

     "ENVIRONMENTAL LAWS" means all applicable federal, provincial or municipal (including the Montreal Urban Community) statutes, regulation, by-laws, permits, policies and orders of any Governmental Authority, relating in whole or in part to the environment or public or occupational health and safety (including the ATOMIC ENERGY CONTROL ACT (Canada));

     "EQUIPMENT" means all fixed assets and tangible personal property;

     "EQUITY PARTICIPATION PLAN" means the equity participation plan adopted by the Corporation, a copy of which is attached hereto as Schedule 1.1(c);

     "FINANCIAL STATEMENTS" means the audited financial statements for the Corporation for the year ended December 31, 1998 and unaudited financial statements for the year ended December 31, 1999;

     "GAAP" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which any calculation or determination is required to be made in accordance with generally accepted accounting principles, and where the Canadian Institute of Chartered Accountants includes a recommendation in its Handbook concerning the treatment of any accounting matter, such recommendation shall be regarded as the only generally accepted accounting principle applicable to the circumstances that it covers;

     "GOVERNMENTAL AUTHORITY" means any domestic or foreign government whether federal, provincial, state or municipal and any governmental agency, governmental authority, governmental tribunal, governmental body or governmental commission of any kind whatever;

     "HAZARDOUS SUBSTANCES" has the meaning set forth in subsection 3.1.27;

     "IMMOVEABLE PROPERTY" has the meaning set forth in subsection 3.1.20;

     "INCLUDING" means "including without limitation" and the term "including" shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it;

     "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money (including any negative cash balance or intercompany advance), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for which interest charges are customarily paid, (iv) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable and accrued obligations incurred in the ordinary course of business), (vi) under capital leases, (vii) in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (viii) as an account party in respect of letters of credit and bankers' acceptances, (ix) with respect to Indebtedness of others, secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured
     by) any Encumbrance on property owned or acquired by such Person, or (x) in the nature of guarantees of Indebtedness of others;

     "INDEMNITEE" has the meaning set forth in subsection 7.4.1;

     "INDEMNITOR" has the meaning set forth in subsection 7.4.1;

     "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in subsection 3.1.19;

     "INTER-COMPANY AGREEMENTS" has the meaning set forth in subsection 3.1.11;

     "INVENTORY" means all inventories of raw materials, work-in-progress, stock-in-trade, finished goods, supplies, packaging and advertising and publicity materials, wherever located;

     "KNOWLEDGE","TO THE BEST OF THE KNOWLEDGE" and similar expressions mean, with respect to any particular fact or other matter, in the case of an individual:

     (a) that such individual is actually aware of such fact or other matter, or

     (b) that a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter;

     and, in the case of a Person other than an individual, that any individual who is serving, as an officer or director of such Person (or in any similar capacity) has, or at any time had, or would be considered to have knowledge of such fact or other matter in accordance with the above;

     "LICENCE" means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by a Governmental Authority;

     "MANAGEMENT SHAREHOLDERS" means each of Dwight Gorham and Mohammed Barkat;

     "MANAGEMENT SUBSCRIPTION" means the subscription letter for shares of the Corporation executed by each Management Shareholder on the Closing Date;

     "MATERIAL ADVERSE EFFECT" means any change or effect that is materially adverse or would reasonably be expected to be material to the Business, operations, Assets or condition, financial or otherwise, of the Corporation, in each case or in the aggregate;

     "MERCK FROSST AGREEMENT" means the agreement entered into as of June 12, 1998 among Merck Frosst Canada Inc., the Corporation, Draxis Health and Draximage Inc.;

     "NOTICE TO ARBITRATE" has the meaning set forth in section 8.2;

     "PERSON" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Crown, any Governmental Authority or any other entity recognized by law;

     "RELATED PARTY" with respect to another Person means (i) a Person who/which does not deal at arm's length with this other Person or with any of the Persons described in subparagraphs (ii) to (vi) inclusively of this definition, within the meaning of the Applicable Fiscal Law; (ii) a Person who/which is an "associate" in relation to this other Person under the CANADA BUSINESS CORPORATIONS ACT; (iii) a Person in relation to whom/which this other Person is an "associate" under the CANADA BUSINESS CORPORATIONS ACT; (iv) a Subsidiary of this other Person; (v) a Person in relation to whom/which this other Person is a Subsidiary or (vi) a Person who/which is an "affiliate" of this other Person under the CANADA BUSINESS CORPORATIONS ACT;

     "RIGHTS" means any options, rights, warrants or subscription privileges issued or granted by any Person (whether or not currently exercisable or exercisable on conditions) to purchase securities or shares or other interests of such Person;

     "SGF SANTE INDEMNIFIED PERSONS" has the meaning set forth in section 7.2;

     "SGF SHARE OF THE UNDERLYING LOSS" has the meaning set forth in section
     7.6;

     "SHAREHOLDERS' AGREEMENT" means the unanimous shareholders' agreement entered into on the Closing Date among Draxis Health, SGF Sante, the Corporation, Dwight Gorham and Mohammed Barkat;

     "SUBSCRIBED SHARES" means the 6,302,521 Common Shares of the share capital of the Corporation hereby subscribed by SGF Sante;

     "SUBSCRIPTION PRICE" has the meaning set forth in section 2.1;

     "SUBSIDIARY" means, with respect to any Person, any other Person of which more than 50% of the outstanding shares having ordinary voting power of such other Person (irrespective of whether or not at the time shares of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by the first mentioned Person, or by one or more of its subsidiaries;

     "TAXES" means all taxes (including income, corporation, capital, value added, sales, withholding, franchise, customs duties, profits, gross receipts, excise, property, stamp, transfer, water, business, and good and services taxes), imposts, duties, levies, deductions, withholdings, charges, assessments, reassessments or fees of any nature (including interest, penalties and additions) that are imposed by any relevant taxing authority; and "Tax" shall mean any one of them;

     "TAX RETURNS" means all reports, returns and other documents filed or required to be filed in respect of Taxes or in respect of or pursuant to any domestic or foreign, federal, provincial, state, municipal, territorial or other taxing statute;

     "THIRD-PARTY CLAIM" has the meaning set forth in subsection 7.4.1;

     "UNDERLYING LOSS" has the meaning set forth in section 7.6;

     "YEAR 2000 COMPLIANT" means, with respect to computer software, source code, software programs or hardware, that such software or hardware uses methods of sorting, interpreting, manipulating, calculating, processing and reporting dates based on the full four digits for each year, such that all arithmetic operations, comparisons, sorts and reporting involving dates yield correct results for the year 2000 and all years before and after the year 2000, including the correct recognition of February 29th during any leap year.

1.2 GAAP. All accounting and financial terms used herein, unless specifically provided to the contrary, shall be interpreted and applied in accordance with GAAP consistently applied.

1.3 INTERPRETATION NOT AFFECTED BY HEADINGS. The division of this Agreement into articles and the insertion of headings are for convenience and reference only and shall not affect the construction or interpretation of this Agreement.

1.4 EXTENDED MEANINGS. Words importing the singular number include the plural and vice versa and words importing the masculine gender include the feminine and neuter genders.

1.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the parties and, in particular, the offer addressed by SGF Sante to Draxis Health on December 23, 1999 and accepted on December 24, 1999.

1.6 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written agreement signed by each party.

1.7 WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.8  SCHEDULES. The following Schedules form part of this Agreement:

     SCHEDULE         DESCRIPTION OF SCHEDULE
     --------         -----------------------
     1.1(a)           Business Plan
     1.1(b)           [INTENTIONALLY DELETED]
     1.1(c)           Equity Participation Plan
     3.1.1            List of officers and directors
     3.1.3            Authorized and Issued Capital of the Corporation
     3.1.5            Consents and Approvals
     3.1.7            Transactions with Related Parties
     3.1.8            Financial Statements
     3.1.11           Existing Contracts
     3.1.13           Employees
     3.1.14           Collective Agreements
     3.1.15           Benefit Plans
     3.1.17           Insurance
     3.1.18           Title to Assets

     3.1.19           Intellectual Property Rights
     3.1.20           Immoveable Property
     3.1.21           Suppliers and Customers
     3.1.24           Bank Accounts
     3.1.27           Environmental Studies and Disclosure
     3.1.29           Encumbrances on Inventory
     3.1.30           Accounts Payable and Accounts Receivable
     3.1.31           Draxis Advances
     5.2.8            Employee Agreement

1.9 APPLICABLE LAW. This Agreement shall be deemed to have been made in the Province of Quebec and shall be interpreted in accordance with and governed by the laws of Quebec and the laws of Canada applicable therein.

1.10 FUNDS. All dollar amounts referred to in this Agreement are in lawful money of Canada.

1.11 BUSINESS DAY. In the event that any action to be taken hereunder falls on a day which is not a Business Day, then such action shall be taken on the next succeeding Business Day.

1.12 THIRD PARTY BENEFICIARIES. Nothing in this Agreement or in any Closing Document is intended expressly or by implication to, or shall, confer upon any Person other than the parties, any Rights or remedies of any kind.


                                  ARTICLE 2

          SUBSCRIPTION, ALLOTMENT AND ISSUE OF SUBSCRIBED SHARES

2.1 SUBSCRIPTION. Subject to the terms and conditions hereof, SGF Sante hereby subscribes for and agrees to purchase and take up, and the Corporation hereby agrees to allot and issue from treasury to SGF Sante, as at the Closing Date, an aggregate of 6,302,521 Common Shares, for an aggregate subscription price of $7,500,000 (the "Subscription Price"). The Subscribed Shares shall represent, after the Closing, 32.05% of the outstanding Common Shares of the Corporation on a non-diluted basis.

2.2 SUBSCRIPTION PRICE. The Subscription Price of the Subscribed Shares shall be payable by wire transfer, cheque or banker's draft to the order of the Corporation at the Closing Date, against delivery by the Corporation of a certificate representing the Subscribed Shares, duly registered in the name of SGF Sante, as fully paid and non-assessable.

 2.3 USE OF PROCEEDS. The Corporation hereby agrees to use the Subscription Price as well as the proceeds from the subscription by the Management Shareholders in accordance with the Business Plan.



                                  ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                          REGARDING THE CORPORATION

 3.1 REPRESENTATIONS AND WARRANTIES REGARDING THE CORPORATION. As of the Closing Date, each of the Corporation and Draxis Health, solidarily, represents and warrants to SGF Sante as follows and acknowledges that SGF Sante is relying upon such representations and warranties in entering into this Agreement.

       3.1.1  CORPORATE MATTERS

              (a) The Corporation (i) is a corporation duly incorporated, organized and validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is licensed, authorized and qualified to carry on business in all jurisdictions where, by virtue of the nature of its Business or the vocation or character of its Assets, such licensing, authorization or qualification is necessary; and
                   (iii) the only jurisdiction in which the Corporation has a permanent establishment or owns Assets is the province of Quebec.

              (b) The Corporation, to the extent necessary, has all necessary power and authority, and has taken all actions required
                   (i) to execute, deliver and perform this Agreement and
                   (ii) to issue, sell and deliver the Subscribed Shares and to register them in the name of SGF Sante. This Agreement, the Shareholders' Agreement and all other documents and instruments executed by the Corporation pursuant hereto when delivered, are and will be duly authorized, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, equitable principles limiting rights to specific performance or other equitable remedies. Upon the issue, sale, delivery and registration of the Subscribed Shares in the name of SGF Sante in accordance with the terms hereof, the Subscribed Shares will be validly issued and fully paid and non-assessable, and will be free and clear of all Encumbrances, subject only to restrictions on transfer under the Shareholders' Agreement.

              (c) The Corporation has the corporate power, authority and capacity to own its Assets and to carry on its Business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to perform its obligations hereunder and consummate the transactions contemplated hereby.

              (d) The Corporation is in compliance with the terms and provisions of its Articles and By-laws, each as amended and in effect on the Closing Date.

              (e) The list of officers and directors in Schedule 3.1.1 constitutes a complete and accurate list of all officers and directors of the Corporation as of the Closing Date.


       3.1.2  SUBSIDIARIES

              The Corporation has no Subsidiary nor any other interest of any kind in any corporate body, partnership, joint venture, association or other entity of any nature.


       3.1.3  AUTHORIZED AND ISSUED CAPITAL OF THE CORPORATION

              The authorized and issued share capital of the Corporation is as described in Schedule 3.1.3 and is held by the Persons set out therein. Upon the subscription by SGF Sante pursuant to this Agreement and the subscription by the Management Shareholders as stated in the Management Subscription, the issued share capital of the Corporation will be as set forth in Schedule 3.1.3 hereto and held by the Persons set out therein in the percentages indicated opposite their names. Except as described in Schedule 3.1.3 or as otherwise contemplated by this Agreement, the Shareholders' Agreement or any Schedules attached to this Agreement or the Shareholders' Agreement, the Merck Frosst Agreement or the Equity Participation Plan: (a) there are no Rights to purchase shares of the share capital of the Corporation, or Convertible Security, authorized, issued or outstanding, and the Corporation is not obligated in any manner to issue any shares of its share capital or Convertible Securities or any Right to acquire shares of its share capital, or to distribute to holders of any of its share capital any evidence of Indebtedness or Assets; (b) no Person has any preemptive right, right of first refusal or similar Right to acquire additional shares of share capital in connection with the sale and purchase of the Subscribed Shares pursuant to this Agreement or otherwise; (c) there are no restrictions on the transfer of the shares of share capital of the Corporation other than as set forth in its Articles; (d) no Person has any right to cause the Corporation to effect the registration under the relevant securities laws of any shares of share capital or any other securities (including debt securities) of the Corporation;
              (e) the Corporation has no obligation to purchase, redeem or otherwise acquire any of its equity securities or any interests therein, or to pay any dividend or make any other distribution in respect thereof other than pursuant to its Articles; and (f) there are no voting trusts, shareholders' agreements, or proxies relating to any securities of the Corporation.


       3.1.4  NO VIOLATION

              The execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby or thereby (including the issuance, sale and delivery of the Subscribed Shares) and compliance with the provisions hereof and thereof (a) will not violate to the best of the knowledge of the Corporation and of Draxis Health any provision of any Applicable Law, (b) violate any provision of the Corporation's Articles, By-laws, as amended (the "By-laws") or directors' or shareholders' resolutions, (c) violate or constitute a default under, or cause or permit the acceleration of the maturity of, any debt, obligation or contract, commitment or other agreement, written or oral, to which the Corporation is bound, (d) result in the creation or imposition of any Encumbrance (i) on the Subscribed Shares, (ii) the Corporation, (iii) any of its Assets or (iv) under any agreement or commitment to which the Corporation is a party or by which the Corporation or any of its Assets may be bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or commitment or (e) violate any judgment, decree, order, regulation, or rule of any Governmental Authority applicable to the Corporation or any of its Assets.


       3.1.5  CONSENTS, APPROVALS

              Except as disclosed in Schedule 3.1.5, no consent, approval, permit or authorization of, or declaration, filing, qualification, designation or registration with, any third party or Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instructions delivered, executed and performed in connection herewith or therewith, by the Corporation and the consummation of the transactions contemplated hereby or thereby (including the subscription, issuance and delivery of the Subscribed Shares).


       3.1.6  OTHER AGREEMENTS OF OFFICERS

              To the best of the knowledge of the Corporation and Draxis Health, no Management Shareholder, officer or director of the Corporation has any present intention of terminating his or her employment with the Corporation, and the Corporation has no present intention of terminating any such employment.

       3.1.7  TRANSACTIONS WITH RELATED PARTIES

              Except as disclosed in Schedule 3.1.7, in Section 3.1.30 or in Schedule 3.1.31, the Corporation has no outstanding Indebtedness, claim, liability or obligation for amounts owing to (including for cash advances or negative cash balances) or receivable from, or leases, contracts or other commitments or arrangements with or for the benefit of the Corporation or its Related Parties, directors, officers or employees or any Related Party of such directors, officers or employees.

       3.1.8  FINANCIAL STATEMENTS

              A copy of the Financial Statements is attached as Schedule
              3.1.8 hereto. Each balance sheet included in the Financial Statements is true, complete and correct and presents fairly the financial position of the Corporation, as of the date of such balance sheet and each of the statements of operations and retained earnings and cash flows included in the Financial Statements is true, complete and correct and presents fairly the results of operations and cash flows of the Corporation, for the periods set forth therein, in each case in accordance with GAAP consistently applied, except as otherwise noted therein, and in each case were compiled from the Books and Records regularly maintained by management and used to prepare the Financial Statements of the Corporation in accordance with the principles stated therein. The Corporation has maintained its Books and Records in a manner sufficient to permit the preparation of the Financial Statements in accordance with GAAP consistently applied. Such Books and Records fairly reflect the income, expenses, Assets and liabilities of the Corporation and provide a fair and accurate basis for the preparation of the Financial Statements.


       3.1.9  CHANGES IN THE CORPORATION'S BUSINESS

              Other than as provided in this Agreement, the Shareholders' Agreement and the Management Subscription, since December 31, 1999 to the Closing Date, the Business of the Corporation has been carried on in the ordinary course of business, in substantially the same manner as before and, in particular, the Corporation has not:

              (a) purchased or redeemed, directly or indirectly, any of its issued shares or paid any dividends or made any other distributions in respect thereof;

              (b) issued or sold (or agreed to issue or sell) any shares of its capital of any class or any Rights to purchase any such shares or any Convertible Securities;

              (c)  made any change in its Articles or By-laws;

              (d) suffered any material adverse change in its Business or financial condition or results of operations or experienced any material loss (whether insured or not insured) nor has knowledge of any present condition or contingency which could reasonably result in a Material Adverse Effect;

              (e) incurred any obligations or liabilities (whether absolute, accrued, contingent or otherwise, whether due or to become due and whether determined or determinable) having an aggregate value in excess of $100,000 other than trade accounts payable in the ordinary course which are listed on
                   Schedule 3.1.30;

              (f) entered into any contract or agreement having, in each case, a value in excess of $100,000;

              (g) paid, discharged or satisfied any Encumbrance or liability (whether absolute, accrued, contingent or otherwise, whether due or to become due and whether determined or determinable), other than claims, Encumbrances or liabilities which (i) are reflected or reserved against in the Financial Statements and which were paid, discharged or satisfied since December 31, 1999 in the ordinary course of business and consistent with past practice, (ii) were incurred and paid, discharged or satisfied since December 31, 1999 in the ordinary course of business and consistent with past practice;

              (h) sold, transferred, conveyed or assigned any Assets or created an Encumbrance or agreed to sell, transfer, convey or assign or create an Encumbrance on any of its Assets, in each case with a value in excess of $100,000;

              (i) granted or promised any increase in the compensation of any employee (including without limitation, any increase pursuant to any bonus or Benefit Plan) or instituted or adopted any new employee Benefit Plan other than salary increases or adjustments pursuant to annual performance review which do not in the aggregate exceed 2% of such costs in the last completed financial year;

              (j) made any pension, retirement, profit sharing, bonus or other employee welfare or benefit payment to any of its directors, officers or employees;

              (k) made any change in any method or principle of accounting or accounting practice or procedure as compared to those used in the preparation of the Financial Statements;

              (l)  conducted its Business other than in the ordinary course;

              (m) made any loan or advance to any Person, other than advances to employees for reasonable business expenses;

              (n) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

              (o) agreed, whether in writing or otherwise, to take any action described in this subsection 3.1.9 other than actions expressly permitted under this subsection 3.1.9.


       3.1.10 TAXES

              All Tax Returns required to be filed by or on behalf of the Corporation and any election forms in this connection have been accurately prepared, duly executed and filed within the prescribed period (save and except for the Tax Returns for the year ended December 31, 1998 which were filed on January 12, 2000). To the best of the knowledge of the Corporation and Draxis Health, all information provided in such Tax Returns pertaining to the Corporation is true, complete and accurate, all Taxes attributable to the Corporation that were due and payable have been paid and adequate provision has been made on the books of the Corporation for all Taxes payable for the current year for which Tax Returns are not yet required to be filed.

              The Corporation has never claimed any research and development tax credits.

              The Corporation has not received any notice of assessment of additional Taxes or any other claim or notice of any nature whatsoever that any Tax or additional Tax is due which has not been paid or otherwise finally settled or satisfied. There are no actions, suits, proceedings, investigations or Claims pending or, to the best of the knowledge of the Corporation or of Draxis Health, threatened in respect of any Taxes, nor are there any matters under discussion with any Governmental Authority relating to any Taxes asserted by any such authority. No waiver of any statute of limitations as to any Tax Return with respect to any taxation year, has been executed by the Corporation. There are no Encumbrances for Taxes on the Assets of the Corporation, except for Encumbrances for Taxes not yet due.

           The Corporation has withheld from its employees, officers, directors, customers and any other applicable payees (and timely paid to the appropriate Governmental Authority) proper and accurate amounts in compliance with all tax withholding and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has remitted all pension plan contributions, unemployment insurance premiums, employee health taxes and the equivalent in applicable jurisdictions and other Taxes payable by it in respect of its employees and has or will have remitted such amounts to the proper Governmental Authority within the time required by Applicable Law. The Corporation has charged, collected and remitted on a timely basis all Taxes required by Applicable Law on any sale, supply or delivery whatsoever made by the Corporation.


3.1.11     EXISTING CONTRACTS

           Except for the contracts of the Corporation listed on Schedule
           3.1.11 attached hereto (collectively, the "Contracts"), the Corporation is not a party to or otherwise bound by any:

           (a) agreements with respect to the acquisition of Intellectual Property Rights and license agreements;

           (b) contracts or series of contracts with the same Person for the purchase or sale of goods or services, or the furnishing of services, including manufacture and supply agreements, which contracts have a value in excess of $100,000 per year or which in the aggregate exceed $100,000 per year;

           (c) contract or other commitment with any supplier (i) containing any provision permitting any party other than the Corporation to renegotiate the price or other terms, or (ii) containing any pay-back or other similar provision, upon the occurrence of a failure by the Corporation to meet its obligations under the contract when due or the occurrence of any other event, which contracts have a value in excess of $100,000;

           (d) contract for the future purchase of fixed Assets or for the future purchase of materials, supplies or Equipment which contracts have a value in excess of $100,000;

           (e) agreement or indenture relating to the borrowing of money or to the hypothecating, mortgaging or pledging of, or otherwise placing a lien, security interest or Encumbrance on, any Asset of the Corporation, or any agreement or instrument evidencing any guarantee by the Corporation of payment or performance by any other Person;

           (f) voting trust or agreement, shareholders' agreement, pledge agreement, buy-sell agreement or first refusal or preemptive rights agreement relating to any securities of the Corporation;

           (g) immoveable property leases or Rights of occupancy, leases, conditional sale contracts, hire purchase agreements, security interest agreements or other title retention agreements;

           (h)   grants and subsidies from which the Corporation benefits;

           (i) agreement or obligation (contingent or otherwise) to issue, sell or otherwise distribute or to repurchase or otherwise acquire or cancel any shares of its share capital or any of its other equity securities;

           (j) agreement under which the Corporation has advanced or agreed to advance money, or under which the Corporation has agreed to lease any property as lessee or lessor;

           (k) agreement under which the Corporation has granted any Person any registration rights or Rights;

           (l) agreement under which the Corporation has limited or restricted its right to compete with any Person in any respect or which restricts or interferes with the conduct of its Business or the use of its Assets;

           (m)   contract or other commitment involving more than $100,000;

           (n) agreement providing for disposition of the Business, Assets or shares of the Corporation by way of amalgamation or consolidation to which the Corporation is a party or letter of intent with respect to the foregoing; or

           (o) agreement or letter of intent with respect to the acquisition of the Business, Assets or shares of any other Person.

           The Corporation has supplied copies of all Contracts, if any, to SGF Sante and made available for inspection all other contracts to which the Corporation is a party. The Corporation and all of the other parties to such Contracts have performed all materiel obligations required to be performed by such Persons to date under the Contracts, have received no notice of default and are not in default under any of the Contracts.

           The Corporation is not in default nor has it committed or permitted any event which with notice or the passage of time or both would constitute such a default, and no notice of alleged default has been received by it under any such Contracts. None of the other parties to such Contracts is in default and neither Draxis Health nor the Corporation has reason to believe that there will be any such default by any such party thereafter. There has been no cancellation, and the Corporation has not received any written threat to cancel or not to renew or extend any such Contract from any other party thereto. Each Contract is in full force and effect and is valid and binding upon the parties.

3.1.12     COMPLIANCE WITH APPLICABLE LAWS

           The Corporation has conducted and is conducting its Business in compliance with all Applicable Laws and is not in breach of any provision of any Applicable Laws.

3.1.13     EMPLOYEES

           Schedule 3.1.13 sets forth with respect to the Corporation:

           (a) the names and titles of all employees of the Corporation together with the location of their employment and whether or not they are unionized;

           (b)   the date each such employee was hired;

           (c) a list of all written employment contracts between the Corporation and such employees; and

           (d) the terms of remuneration (including all benefits) of all such employees as at the Closing Date and any bonuses paid since the end of the last completed financial year.

           No such employee is on long term or short term disability or presently receiving payments under any occupational health and safety legislation unless he has been identified as such in
           Schedule 3.1.13. The Corporation has complied with all Applicable Laws relating to the employment of labour, including, without limitation, provisions thereof relating to wages, hours, collective bargaining rights and worker health and safety. Except for current unpaid salaries and benefits, the

          Corporation has no Indebtedness to or from any of its Related Parties, directors, officers or employees, past or present, or to any Person or entity which is a Related Party to any of them. All non-unionized employees of the Corporation are bound by written agreements which provide confidentiality undertakings and assignment of intellectual property, discoveries, inventions and the like to the employer in the form set out in Schedule 5.2.8. To the best of the knowledge of the Corporation or of Draxis Health, none of the employees, past or present, of the Corporation has had a work-related accident or occupational disease which will likely give rise to a claim by a Governmental Authority under an Applicable Law, and there are no Claims or appeals pending thereunder concerning the Corporation and the Corporation has not received any assessments thereunder.

          No such employee is employed under a contract which cannot be terminated by the employer with or without notice, except for those employees who are employed on indefinite hirings requiring reasonable notice of termination by Applicable Law. The Corporation is in compliance with all pay equity legislation applicable to the Business and the employees of the Corporation.

3.1.14    COLLECTIVE AGREEMENTS

          All collective bargaining agreements and other union contracts by which the Corporation is bound are listed on Schedule 3.1.14. To the best of the knowledge of the Corporation and Draxis Health, there is no pending or threatened labour dispute, grievance, strike, or work stoppage.

3.1.15    BENEFIT PLANS

          Schedule 3.1.15 sets forth all Benefit Plans offered to employees of the Corporation as well as the funding status of each of them as at December 31, 1999. The funding status of the Benefit Plans, as set forth in Schedule 3.1.15, has not materially changed since December 31, 1999 and no fact, condition or circumstance exists which would materially affect said funding status. No contribution holiday has been taken in respect of the Benefit Plans by the Corporation. The Benefit Plans are duly registered when required by, and are in good standing under, any applicable legislation. Except as disclosed on Schedule 3.1.15, there are no outstanding defaults or violations by the Corporation of any obligation required to be performed by it in connection with any Benefit Plans. There are no claims or proceedings of any nature pending or threatened with respect to the Benefit Plans (other than for routine claims for benefits) against the Corporation. Except as disclosed on Schedule 3.1.15, all required contributions or premiums under the Benefit Plans have been duly made or remitted.
          No promises
          or commitments have been made by the Corporation to amend the Benefit Plans or to provide increased benefits to the employees of the Corporation.

3.1.16    LITIGATION

          There is no action, suit, proceeding or investigation pending or, to the best of the knowledge of the Corporation and Draxis Health, threatened against or affecting the Corporation; and, to the best of the knowledge of the Corporation, no event has occurred and no condition exists on the basis of which any such litigation, proceeding or investigation might properly be instituted. The Corporation is not in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other Governmental Authority. No proceedings have been taken or authorized by the Corporation or, to the best of the knowledge of the Corporation or Draxis Health, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of the Corporation.

3.1.17    INSURANCE

          The Corporation is insured by reputable insurers against liability, loss and damage in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and Assets. Schedule 3.1.17 is a true and complete description of the insurance policies (specifying the insured, the amount of coverage, the type of insurance, the police number and any pending claims thereunder) maintained by the Corporation in respect of its Assets and its Business as of the Closing Date. Such insurance policies are sufficient for compliance with all laws and contracts to which the Corporation, is a party or by which it is otherwise bound. The Corporation is not in default with respect to any of the provisions contained in such insurance policies. For any current claim that has not been settled or finally determined, the Corporation has not failed to give any notice or present any claim under any such insurance policies in a due and timely fashion such that the insurer would be entitled to terminate coverage or deny liability on any such claim. Such policies of insurance are in full force and effect and the Corporation is not in default, whether as to the payment of premiums or otherwise, under their terms. No claims have been made under such policies or any similar policy by or on behalf of the Corporation.

3.1.18    TITLE TO ASSETS

          Without restricting the generality of other representations and warranties made hereby with respect to the Assets of the Corporation, except as disclosed in the Financial Statements or in
          Schedule 3.1.18 hereto, the Corporation has good and marketable title to all of its Assets and without restricting the generality of the foregoing, to all the Assets required for the operation of its Business, free and clear of all Encumbrances, except for minor imperfections of title and Encumbrances, if any, which individually and in the aggregate do not have a Material Adverse Effect on the use or value of any such Assets or render title thereto unmarketable.

3.1.19    INTELLECTUAL PROPERTY RIGHTS

          Schedule 3.1.19 sets forth a true and complete list of all registered intellectual property rights of the Corporation. The Corporation owns or is licensed or otherwise has the right to use in the manner that the same are now being used all intellectual property rights necessary or useful to enable it to operate its Business, develop, manufacture or have manufactured, market and sell its products in conformity with the Applicable Laws and in total respect of the rights of third parties, if any, including patents, trade marks, industrial drawings, industrial designs, copyrights, trade names, know-how, trade secrets and secret processes (the "Intellectual Property Rights"), and the Corporation has not granted any license, permit or right to use its Intellectual Property Rights. The Intellectual Property Rights are held by the Corporation and all rights thereto have been assigned to the Corporation by all developers who had been involved in the creation or development of such Intellectual Property Rights. Any registrations or filings which are necessary in any jurisdiction to preserve the rights of the Corporation in and to the Intellectual Property Rights have been made and none have been made in favour of any other party in any jurisdiction. Neither Draxis Health nor the Corporation has knowledge of any material infringement of, material passing-off related to, or other material interference with the Intellectual Property Rights by third parties or any claim by any Person that any of the Intellectual Property Rights are, or may be, invalid or unenforceable. The Corporation is not a party to any claim, or subject to any liability, contingent or otherwise, for trademark, trade name, industrial design, patent or copyright infringements as to any product manufactured, produced, used or sold by the Corporation, either as plaintiff or as defendant or any other claim or liability relating to Intellectual Property Rights owned or licensed by the Corporation.

          The Corporation has not infringed or misappropriated the rights of third parties with respect to the Intellectual Property Rights. All rights or fees due and payable to maintain the validity or existence of the Intellectual Property Rights have been duly paid. There are no facts or circumstances (including past or current disclosure) that could affect or result in the cancellation of any rights in respect of such Intellectual Property Rights, including pending patents in any jurisdiction. Except as set forth in Schedule 3.1.19, there has been continuous use of the trademarks which are included in the Intellectual Property Rights. Neither Draxis Health nor the Corporation has knowledge of any facts or circumstances, situation or problems, of a juridical, technical or commercial nature that could interfere with the development, the manufacture, the marketing or the sale of the products or services of the Corporation in the operation of its Business.

3.1.20  IMMOVEABLE PROPERTY

        (a) Schedule 3.1.20 sets forth a list of all immoveable property owned, leased or sub-leased by the Corporation (collectively referred to herein as the "Immoveable Property"). The Corporation has not entered into any other lease or sub-lease or agreement granting to anyone any right to possession, use, occupancy or enjoyment of the Immoveable Property or any portion thereof. Except as set out in Schedule 3.1.20 or in the Business Plan, there are no works or improvements now underway in the Immoveable Property or ordered by any authority or by the landlord thereof and none is currently planned. The Immoveable Property is fit for the operations of the Corporation, as the case may be.

        (b) The Corporation is the absolute and registered owner of the Immoveable Property, by good, valid and marketable title, free and clear of any Encumbrances except as set forth in Schedule 3.1.20;

        (c) The Immoveable Property complies with the requirements of all pertinent Governmental Authorities and Applicable Laws, and the Corporation has not received a written notice from any competent Governmental Authority having jurisdiction over the Immoveable Property notifying the Corporation or its predecessors in title or placing either of them in default to conform with any Applicable Law relating to fire, health, environment, zoning, police rules or otherwise, and the Corporation has no knowledge of any violation or infraction thereto;

        (d) The Immoveable Property is not situated within a protected area pursuant to the ACT TO PRESERVE AGRICULTURAL LAND (R.S.Q., c. P-41.1);

        (e) The Immoveable Property does not form part of a housing complex pursuant to AN ACT RESPECTING THE REGIE DU LOGEMENT (R.S.Q., c. R-8.1);

        (f) The Immoveable Property is not a classified cultural property or recognized as such and is not situated within a historic or a natural area, within a classified historic site or in a protected area within the meaning of the CULTURAL PROPERTY ACT (R.S.Q., c. B-4);

        (g) The Corporation has not received any written notice with respect to (i) any actual or contemplated expropriation proceedings, (ii) road widenings, or (iii) any reserves;

        (h) All equipment owned or leased by the Corporation and forming part of the Immoveable Property including the water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems or other similar systems serving the Immoveable Property, as well as all heating equipment and electrical and lighting fixtures are in good working order and condition;

        (i) There are no contracts, agreements (including agreements for future commission payable), arrangements or understandings between the Corporation and its predecessors in title with any third parties affecting the Immoveable Property.

3.1.21  SUPPLIERS AND CUSTOMERS

        Schedule 3.1.21 sets forth a list of all of the customers of the Corporation for an amount of $100,000 per year and more (for the fiscal year ended December 31, 1999), and a list of all of the suppliers of the Corporation for an amount of $100,000 per year and more (for the six-month period ended December 31, 1999). Except as set out in
        Schedule 3.1.21, there has been no material interruption to or discontinuity in any customer or supplier arrangements or relationships referred to in this Schedule.

3.1.22  LICENCES

        (a) The Corporation holds all necessary Licences required under Applicable Laws to own and operate its Assets as utilized in its Business presently and none of such Licences is adversely affected by the transactions contemplated by this Agreement or requires consent with respect thereto; and

        (b) the Corporation has complied with each and all Licences used in connection with its Business or Assets including any required filings and renewals, and no default exists with respect thereto; and the Corporation has not received written notice of violation of any such Licences.

3.1.23  YEAR 2000 ISSUES

        All material software, source code and software programs of the Corporation developed, marketed, sold or used by the Corporation are Year 2000 Compliant.

        The Corporation has implemented a millennium compliance program such that it has verified and will continue to verify that its products, services, systems and processes are millennium compliant. The Corporation has put in place a program to contact all significant customers, suppliers and other third parties that can materially adversely affect its operations in order to determine whether or not these customers, suppliers and other third parties are millennium compliant and, if found to be non-compliant, how such non-compliance will affect the Corporation, its products and its operations.

3.1.24  BANK ACCOUNTS

        Schedule 3.1.24 sets forth a complete list of every financial institution in which the Corporation maintains accounts and the name of all persons exercising signing authority thereunder.

3.1.25  LIABILITIES

        There are no material liabilities of the Corporation of any kind whatsoever, whether or not accrued and whether or not determined or determinable, absolute or contingent, other than (i) liabilities disclosed on, reflected in or identified in the Financial Statements,
        (ii) liabilities disclosed or referred to in this Agreement or in the Schedules attached hereto and (iii) commercial liabilities and obligations incurred since the date of the Financial Statements in the ordinary course of business and consistent with past practice.

3.1.26  CORPORATE RECORDS

        The minute books of the Corporation contain complete and accurate copies of the Articles and By-laws of the Corporation and minutes of all meetings of the directors and shareholders of the Corporation held since the incorporation of the Corporation. Such meetings were duly called and held, and the share certificate books, register of shareholders, register of transfers and register of directors of the Corporation are complete and accurate.

       3.1.27  ENVIRONMENTAL PROTECTION

               (a) Except as disclosed on Schedule 3.1.27, the Assets including the Immoveable Property and the operation of the Business of the Corporation and the operation of the businesses of all Related Parties of the Corporation carried on in the Immoveable Property are and have been during the past two years in compliance with all Environmental Laws of each jurisdiction in which it carries on business. The Corporation has obtained and is in compliance with all permits, Licences, certificates, authorizations, approvals, consents and registrations issued or granted pursuant to Environmental Laws and required for the Assets and the operation of its Business.

               (b) There is no claim, suit, action, written notice of non-compliance, administrative order or other proceeding, outstanding or pending or threatened against the Corporation, nor is there, to the best of the knowledge of the Corporation and of Draxis Health, any pending investigation in respect of its Business or Assets pursuant to any Environmental Laws. Except as disclosed on Schedule 3.1.27, the Corporation is not responsible for any clean-up, corrective or remedial action in respect of the Business, including the Immoveable Property, or the Assets pursuant to any Environmental Law. Except as disclosed on Schedule
                     3.1.27, the operations of the Corporation and Related Parties of the Corporation have not, in the past two years caused, and the Corporation and Related Parties of the Corporation have not permitted to occur, the release, emission, deposit, issuance, disposal or discharge of any contaminant, pollutant, waste, hazardous waste, hazardous material, dangerous goods, toxic substances, prescribed substances (as these terms are defined pursuant to Environmental Laws) ("Hazardous Substances") nor are any Hazardous Substances present, in, on, or under the Assets or on any Immoveable Property owned by the Corporation nor were any Hazardous Substances present in, on or under the Assets or on the Immoveable Property at the time of its acquisition by the Corporation; all Hazardous Substances have at all times been stored, handled, treated and eliminated in compliance with Environmental Laws in the operation of its Business by the Corporation. Except as set out in
                     Schedule 3.1.27, the Assets and Immoveable Properties owned by the Corporation do not contain any polychlorinated biphenyls, asbestos, or urea formaldehyde foam insulation or any Hazardous
                     Substances, nor do they contain or have they contained any underground storage tanks, nor have they been used by the Corporation as a waste site.

                     Except as listed on Schedule 3.1.27, the Corporation has not conducted and is not aware of any environmental or occupational health and safety evaluations, assessments, audits, studies or tests with respect to its Assets, including the Immoveable Property, or Business.

       3.1.28  THE PLANT

               The Corporation's plant and operations, practices and procedures meet current Canadian Good Manufacturing Practices
               (GMP) guidelines and standards and have been certified by U.S. Food and Drug Administration with respect to Sterile and Ointment productions as described on page 37 of the KPMG confidential financing memorandum of April 1998. The Corporation's plant is also expected to meet U.S. Food and Drug Administration standards for the production of its sterile products (liquid and lyophilization) and non sterile Solid Dosages, Ointments, Creams and Liquids.

       3.1.29  INVENTORY

               The Inventories in the Financial Statements are valued at weighted average of historical cost (raw materials and bulk) and at standard cost, as revised at least once a year (semi-finished and finished products), in accordance with GAAP consistently applied. The Inventories are of quality and quantity which are usable in the ordinary course of Business consistent with past practice (subject to reserve as reflected on the Financial Statements), conform to customer specifications and are owned by the Corporation free and clear from all Encumbrances, except as set out in Schedule 3.1.29. Such reserves have been reflected on the Financial Statements in accordance with GAAP and the historical practices of the Corporation and are adequate.

       3.1.30  ACCOUNTS PAYABLE AND ACCOUNTS RECEIVABLE

               Schedule 3.1.30 contains a true and complete aged list of all Accounts Payable and a true and complete aged list of all Accounts Receivable of the Corporation, in each case as of the month-end prior to the Closing Date and, in both cases, categorized depending on whether they are owed to or receivable from a Related Party to the Corporation. The Accounts Receivable shown on the Financial Statements (subject to reserve for non collectability as reflected therein) and all receivables acquired or generated by the Corporation since December 31, 1999 are BONA FIDE receivables and represent amounts due with respect to actual transactions entered into in the ordinary course of Business consistent with past practice and are collectable at their recorded amounts. Such reserves for non collectibility have been reflected on the Financial Statements in accordance with GAAP and are adequate. No such receivable has been assigned or pledged to any other Person and no defense of set-off or similar right to any such receivable has been asserted by the account obligor.

       3.1.31  ADVANCES FROM DRAXIS HEALTH

               As set forth in Schedule 3.1.31, there are outstanding advances in the amount of $9,097,516 owing to Draxis Health by the Corporation, otherwise than as trade payables, which advances have been used by the Corporation in accordance with the Business Plan.

       3.1.32  DISCLOSURE

               The Corporation and Draxis Health are unaware of any fact, other than as disclosed herein, which might adversely affect the property, activities, results, operations or business prospects of the Corporation or which, if known to SGF Sante, might reasonably have affected its decision to subscribe for the Shares and pay the Subscription Price.


                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SGF SANTE

4.1 REPRESENTATIONS AND WARRANTIES OF SGF SANTE. As of the Closing Date, SGF Sante represents and warrants to the Corporation as follows and acknowledges that the Corporation is relying upon such representations and warranties in entering into this Agreement.

       4.1.1  CORPORATE MATTERS

              (a) SGF Sante (i) is a corporation duly incorporated, organized and validly existing and in good standing under the laws of its jurisdiction of incorporation; and
                     (ii) has full corporate power and authority to own and hold its Assets and to carry on its business as presently conducted.

              (b) SGF Sante, to the extent necessary, has all necessary power and authority, and has taken all actions required
                     (i) to execute, deliver and perform this Agreement, the Shareholders' Agreement and all agreements executed pursuant thereto. This Agreement, the Shareholders' Agreement and all other documents and instruments executed by SGF Sante pursuant hereto when delivered, are and will be duly authorized, valid and binding obligations of SGF Sante, enforceable against SGF Sante in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors, equitable principles limiting rights to specific performance or other equitable remedies.

              (c) SGF Sante is a Subsidiary of the Societe generale de financement du Quebec.

              (d) SGF Sante has the corporate power, authority and capacity to own its Assets and to carry on its business in the manner and to the extent currently carried on in all jurisdictions in which it presently carries on business and to perform its obligations hereunder and consummate the transactions contemplated hereby.

              (e) SGF Sante is in compliance with the terms and provisions of its Articles and by-laws, each as amended and in effect on the Closing Date.


       4.1.2  NO VIOLATION

              The execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instruments delivered, executed and performed in connection herewith or therewith, the consummation of the transactions contemplated hereby or thereby (including the subscription for the Subscribed Shares) and compliance with the provisions hereof and thereof
              (a) will not, to the best of the knowledge of SGF Sante, violate any provision of any Applicable Law, (b) violate any provision of the Articles, by-laws, as amended, or directors' or shareholders' resolutions of SGF Sante, (c) violate or constitute a default under, or cause or permit the acceleration of the maturity of, any debt, obligation or contract, commitment or other agreement, written or oral, to which SGF Sante is bound, (d) result in the creation or imposition of any Encumbrance (i) on the Subscribed Shares, (ii) SGF Sante, (iii) any of its Assets or (iv) under any agreement or commitment to which SGF Sante is a party or by which SGF Sante or any of its Assets may be bound, or conflict with, result in the breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or commitment or (e) violate any judgment, decree, order, regulation, or rule of any Governmental Authority applicable to SGF Sante or any of its Assets.


       4.1.3  CONSENTS, APPROVALS

              No consent, approval, permit or authorization of, or declaration, filing, qualification, designation or registration with, any third party or Governmental Authority is required which has not been duly obtained in connection with the execution, delivery and performance of this Agreement, the Shareholders' Agreement and any documents or instructions delivered, executed and performed in connection herewith or therewith, by SGF Sante and the consummation of the transactions contemplated hereby or thereby (including the subscription for the Subscribed Shares).


                                  ARTICLE 5

                                  COVENANTS


 5.1 REPORTS. As of the Closing Date and for so long as SGF Sante or its successors or permitted assigns holds shares of the Corporation representing not less than 10% of the total outstanding shares and Convertible Securities of the Corporation, the Corporation undertakes to supply SGF Sante, without charge, the following documents and acknowledges that SGF Sante rely on such undertakings for the purpose of its subscription:

       5.1.1 within 60 days following the end of each fiscal year, the annual audited financial statements of the Corporation and any Subsidiary, both on a consolidated and non-consolidated basis;

       5.1.2 within 30 days following the end of each fiscal year, the financial statements of the Corporation together with the report of the president of the Corporation on the Corporation's operations;

       5.1.3 within 30 days following the end of each month, the financial statements of the Corporation;

       5.1.4 not less than 45 days before the beginning of each fiscal year, a copy of the business plan of the Corporation for the said fiscal year which shall include quarterly and annual operating expenses (including inter-company charges) and cash flow budgets (including capital expenditures and repayment of advances from Draxis Health), the whole as approved by the board of directors of the Corporation;

       5.1.5 within five Business Days following the receipt thereof, a copy of any notice, letter or other document advising the Corporation of the occurrence of an event of default pursuant to any contract or financial undertaking to which the Corporation is a party or pursuant to the Applicable Law;

       5.1.6 within five Business Days of a senior officer of the Corporation or Draxis Health having knowledge of the receipt of any notice, letter or other document informing the Corporation of the institution or contestation of any legal proceeding involving the Corporation, a copy thereof; and

       5.1.7 within a reasonable delay, any other document or information which is sent to shareholders of the Corporation.

 5.2 ONGOING OBLIGATIONS. As of the Closing Date and for so long as SGF Sante or its successors or permitted assigns holds shares of he Corporation representing not less than 10% of the total outstanding shares and Convertible Securities of the Corporation, the Corporation covenants and agrees that it shall do or cause to be done each of the things set forth herein:

       5.2.1 the Corporation will use the Subscription Price exclusively in accordance with the Business Plan;

       5.2.2 the Corporation shall keep its Equipment in good repair, working order and condition;

       5.2.3 the Corporation shall subscribe for and maintain insurance coverages which are adequate and customary in the industry for each of the following items:

              (a) insurance against loss or damage to its Assets, business interruption and civil responsibility;

              (b) directors and officers liability insurance policy in an amount of no less than one million dollars ($1,000,000) and to adopt an indemnity provision either in its Articles or in its By-laws protecting its directors;

       5.2.4 the Corporation shall comply, in all material respects, will all Applicable Laws and Environmental Laws and shall obtain and renew all permits, certificates of authorizations, Licences and Intellectual Property Rights required to conduct its Business as required by Applicable Laws and Environmental Laws;

       5.2.5 the Corporation shall pay and discharge all Taxes when due, unless they are contested in good faith;

       5.2.6 the Corporation shall keep and maintain complete and accurate Books and Records and Tax Returns and file all Tax Returns when due;

       5.2.7 the Corporation shall properly maintain and protect its corporate existence, technology and Intellectual Property Rights;

       5.2.8 the Corporation shall ensure that all its employees are bound by proper confidentiality agreements and agreements providing for the assignment to employer of all intellectual property, rights, discoveries and inventions, substantially in accordance with the form set out in Schedule 5.2.8;

     5.2.9 the Corporation shall allow SGF Sante's representative to visit its facilities, inspect its Books and Records and Assets and discuss with its directors, officers and auditors its affairs and finances during normal business hours upon giving reasonable written notice;

     5.2.10 the Corporation shall ensure that at each of its board of directors' meeting, its comptroller tables a written report confirming the status of all prescribed deductions at source, withdrawals and other remittances mandated under all Applicable Laws;

     5.2.11 the Corporation shall provide its directors with a copy of the draft minutes of the latest board meeting within 20 Business Days following the date of such meeting;

     5.2.12 the Corporation shall respect at all times all rights benefiting SGF Sante under the Shareholders' Agreement;

     5.2.13 the Corporation shall take all such actions as are within its power to control and to use all reasonable commercial efforts to cause other actions to be taken which are not within their power to control so as to ensure compliance with any of its covenants and conditions set forth herein;

5.3 ACTIONS TO SATISFY COVENANTS. Each of the Corporation, Draxis Health and SGF Sante hereby agrees to take all such actions as are within its power to control and to use all reasonable commercial efforts to cause other actions to be taken which are not within its power to control so as to ensure compliance with any of its covenants and conditions set forth herein.

                                    ARTICLE 6

                                     CLOSING

6.1 CLOSING. The Closing of the transaction contemplated by this Agreement shall be held at the offices of Fasken Martineau DuMoulin LLP, at 800 Place-Victoria, Suite 3700, Montreal, Quebec, H4Z 1E9, on February 18, 2000 or on such other date and at such other time as may be agreed upon by the parties hereto (the "Closing Date").

6.2 EFFECTIVE DATE. Notwithstanding the Closing Date and except as otherwise specifically stated to the contrary herein, the transaction contemplated by this Agreement shall be effective as of the Effective Date.

                                   ARTICLE 7

                    SURVIVAL AND RELIANCE ON REPRESENTATIONS
                       AND WARRANTIES AND INDEMNIFICATION

7.1 SURVIVAL NOTWITHSTANDING INVESTIGATION. The parties hereto shall be entitled to rely upon the representations and warranties set forth herein and the covenants and obligations of the parties hereto which shall survive the Closing Date and shall continue in full force and effect in accordance with and subject to the terms of this Article 7 notwithstanding any due diligence investigation by SGF Sante.

7.2 INDEMNIFICATION BY THE CORPORATION AND DRAXIS HEALTH. Subject to the limitations provided in this Agreement, the Corporation and Draxis Health shall be solidarily liable to SGF Sante and its respective directors, officers and employees (collectively, the "SGF Sante Indemnified Persons" and singly a "SGF Sante Indemnified Person") and shall defend, indemnify and hold harmless all of the SGF Sante Indemnified Persons against any and all loss, including a decrease in value of the Subscribed Shares, liability, cost, fine or expense of any kind (other than indirect, consequential or incidental losses or damages such as losses of profits or of business opportunities), including the reasonable cost of legal representation in respect thereof and any interest or penalty in connection therewith ("Claims"), incurred or suffered by or imposed upon any of the SGF Sante Indemnified Persons arising directly or indirectly out of:

     7.2.1 the breach of any representation or warranty of the Corporation contained in Article 3 of this Agreement;

     7.2.2 the breach or non-fulfillment of any agreement, covenant, undertaking or obligation of the Corporation contained in this Agreement;

     7.2.3 any liability of the Corporation for Taxes with respect to a taxation year preceding the Closing Date not disclosed in the Financial Statements or in a schedule hereto;

     7.2.4 any liability resulting from any actual or threatened litigation with respect to an event, condition, action or omission occurring prior to the Closing Date, whether or not the Corporation or Draxis Health had knowledge thereof; and

     7.2.5 any liability of the Corporation with respect to a work-related accident or occupational disease on the part of an employee, past or present, of the Corporation to the extent the liability arises with respect to an event occurring before the Closing Date.

7.3 INDEMNIFICATION BY SGF SANTE. SGF Sante shall be liable to each of the Corporation and its directors, officers and employees (collectively, the "Corporation Indemnified Persons" and singly, a "Corporation Indemnified Person") and shall defend, indemnify and hold harmless all of the Corporation Indemnified Persons against any and all loss, liability, cost, fine or expense of any kind (other than indirect, consequential or incidental losses or damages such as losses of profits or of business opportunities), including the reasonable cost of legal representation in respect thereof and any interest or penalty in connection therewith ("Claims"), incurred or suffered by or imposed upon any of the Corporation Indemnified Persons arising directly or indirectly out of:

     7.3.1 the breach of any representation or warranty of SGF Sante contained in Article 4 of this Agreement; and

     7.3.2 the breach or non-fulfillment of any agreement, covenant, undertaking or obligation of SGF Sante contained in this Agreement.

7.4  INDEMNIFICATION AGAINST THIRD-PARTY CLAIMS

     7.4.1 Promptly upon receipt by any of the SGF Sante Indemnified Persons or the Corporation Indemnified Persons (in this section referred to as the "Indemnitee") of notice of any demand or statement:

            (a) by or on behalf of any Person or entity other than SGF Sante or the Corporation; and

            (b) which, if maintained or enforced, will or might result in any Claim of the nature described in sections 7.2 or 7.3,

            ("Third-Party Claim") in respect of which the Indemnitee proposes to demand indemnification from SGF Sante or the Corporation and Draxis Health, as the case may be, (in this section referred to as the "Indemnitor") pursuant to the provisions hereof, the Indemnitee shall give written notice to that effect to the Indemnitor with reasonable promptness.

     7.4.2 The Indemnitor shall have the right by written notice to the Indemnitee within 30 days of the giving of the notice described in subsection 7.4.1 to assume the control of the defence, compromise or settlement of the Third-Party Claim, without cost to the Indemnitee and without limiting in any way the Indemnitee's right to indemnification pursuant to the provisions hereof.

     7.4.3 Upon the assumption of control by the Indemnitor as aforesaid, the Indemnitor shall diligently proceed with the defence, compromise or settlement of the Third-

               Party Claim at Indemnitor's sole expense, including retention of counsel reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate fully, but at the sole expense of the Indemnitor, in making available to the Indemnitor all pertinent information and witnesses under the Indemnitee's control and in taking such other steps as in the reasonable opinion of counsel for the Indemnitor are necessary to enable the Indemnitor to conduct such defence. The Indemnitee shall be entitled to reasonable security from the Indemnitor for any expense, costs or other liabilities to which it may be or may become exposed by reason of such cooperation.

     7.4.4 The final determination of any such Third-Party Claim, including all related costs and expenses, shall be binding and conclusive upon the parties hereto, as to the validity or invalidity, as the case may be, of such Third-Party Claim against the Indemnitor hereunder. Notwithstanding any provision of this section 7.4, the Indemnitor may not consent to any settlement of a Third-Party Claim if the terms of such settlement require the Indemnitee to act or refrain from acting, without the prior written consent of the Indemnitee.

     7.4.5 Should the Indemnitor fail to give notice to the Indemnitee as provided in subsection 7.4.2, the Indemnitee shall be entitled to make such settlement of the Third-Party Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Third-Party Claim shall be binding upon the Indemnitor.

7.5 INDEMNIFICATION TO BE AFTER INSURANCE, ETC. The amount of the indemnification for any Claim shall be payable on demand and shall be determined after giving effect to any insurance recoveries or recoveries from third parties, other than the Corporation.

7.6 AMOUNT OF CLAIM. For purposes of determining the amount of any Claim contemplated by section 7.2, SGF Sante shall be entitled, at its sole option, to deem the amount of such Claim to be equal to 32.05% (the "SGF Share of the Underlying Loss") of the actual loss or liability of the Corporation (the "Underlying Loss") which gave rise to such Claim, calculated as if section 7.5 applied, MUTATIS MUTANDIS, for the purposes of this Article 7; all other provisions of this Article 7 shall thereupon continue to apply as if the SGF Share of the Underlying Loss were the Claim.

7.7 CURRENCY OF INDEMNIFICATION. If any Claim is based on an expense incurred in, or a Third-Party Claim expressed in, currency other than Canadian currency, it shall be converted into Canadian currency at the rate of exchange prevailing as of the date of payment, or expenditure or ascertainment of loss in the absence of direct payment, or at the date of the Third-Party Claim, as the case may be, giving rise to the Claim.

7.8  EXPIRY AND LIMIT OF LIABILITY.

     7.8.1 The representations and warranties of the Corporation, Draxis Health and SGF Sante herein (other than those of the Corporation and DHI with respect to the matters set forth in subsections 3.1.10 and 3.1.27 and except in the event of fraud, gross negligence or deliberate misrepresentation) shall continue in full force and effect for a period of three years after the Closing Date and no Claim shall be made after such termination date by any party based on or arising out of the breach or non-fulfillment of any such representations or warranties.

     7.8.2 The representations and warranties of the Corporation and Draxis Health with respect to the matters set forth in section
               3.1.10 shall survive so long as any claim may be made in respect of such matters under any applicable statute of limitations.

     7.8.3 The representations and warranties of the Corporation and Draxis Health with respect to matters set forth in section
               3.1.27 shall continue in full force and effect for a period of four years after the Closing Date.

     7.8.4 In the event of fraud or deliberate misrepresentation by commission or omission, the representations and warranties of the Corporation, Draxis Health and SGF Sante herein shall continue in full force and effect indefinitely after the Closing Date.

     7.8.5 Notwithstanding the provisions of this section 7.8, no Claims with respect to breaches or failures of representations and warranties contemplated by subsections 7.2.1 and 7.3.1 which would, were it not for this subsection 7.8.5, have occurred, may be made against any of the SGF Indemnified Persons or the Corporation Indemnified Persons hereunder, and no breach or failure of representations and warranties contemplated by subsections 7.2.1 and 7.3.1 shall be considered to have occurred, unless and until the individual Claim or aggregate of individual Claims which would, were it not for this subsection 7.8.5, have arisen, exceeds $100,000, in which event all breaches and failures of representations and warranties contemplated in subsections 7.2.1 and 7.3.1 shall be considered to have occurred as if this subsection 7.8.5 did not exist and the amounts claimable shall be the aggregate of the Claims then being asserted and not be limited to that amount only in excess of the above limit.

7.9  SGF SANTE's RECOURSES. In the event of a Claim which, in accordance with section 7.6, is deemed to be equal to the SGF Share of the Underlying Loss, in settlement of the obligations of Draxis Health under this
     Article 7, Draxis Health shall have the option of either:

     7.9.1     Paying SGF Sante the amount of the SGF Share of the Underlying
               Loss; or

     7.9.2 investing a sum of money in the Corporation, as a contribution to capital and without any shares or debt issued to it in consideration therefor, which is equal to the Underlying Loss so as to put the Corporation in the same financial position it would have been in, on a consolidated basis, if the event giving rise to the Underlying Loss had not occurred.

7.10 FIRST SPECIAL COVENANT. Draxis Health shall be solely responsible for all costs in excess of $40,000 incurred by the Corporation with respect to the repair or replacement of the underground storage tank which leaked in 1999 as more fully described in Schedule 3.1.27 and all necessary remediation and clean-up resulting therefrom in complete conformity with all Applicable Laws and Environmental Laws as well as with respect to the replacement of the second underground storage tank as may be required so as to be in complete conformity with all Applicable Laws and Environmental Laws. Draxis Health shall immediately, upon written demand by SGF Sante, remit to he Corporation any such excess. No such costs, under or over $40,000, shall be included in the calculation of the $100,000 limit referred to in subsection 7.8.5 provided Draxis Health is not in default under this section 7.10.

7.11 SECOND SPECIAL COVENANT. Draxis Health shall be solely responsible for any amounts payable by the Corporation after the Closing Date on account of the purchase price (as that term is defined in the asset purchase agreement entered into as of June 12, 1998 among Baker Cummins Inc. as vendor, Ivax Corporation, the Corporation as purchaser and Draxis Health). Draxis Health shall, immediately upon written demand by SGF Sante, remit to the Corporation the amount of any such payment. Such amount shall not be included in the calculation of the $100,000 limit referred to in subsection 7.8.5 provided Draxis Health is not in default under this section 7.11.

7.12 DRAXIS HEALTH OBLIGATIONS. The obligations of Draxis Health hereunder are as primary obligor and not as surety or guarantor and Draxis Health agrees that it does not have any right of subrogation against the Corporation with respect hereto.

7.13 OTHER RECOURSES. The provisions of this Article 7 constitute additional remedies for SGF Sante Indemnified Persons and are in addition to any other recourses they may have, including the right of SGF Sante to demand resolution of this Agreement.

                                  ARTICLE 8

                                 ARBITRATION

8.1 CHOICE OF ARBITRATION. Subject to section 8.11 below, any Claim arising in respect of this Agreement which is challenged, any controversy or dispute regarding the execution of this Agreement, including its annulment, as well as any dispute with regard to the interpretation or application of this Agreement must be submitted to arbitration to the exclusion of the courts, the whole in accordance with the procedure hereinafter established.

8.2 NOTICE TO ARBITRATE. Any party or parties to this Agreement wishing to submit a Claim, conflict, dispute or disagreement (collectively a "Dispute") to arbitration must forward to the other parties to the Dispute a written notice (hereinafter referred to as "Notice to Arbitrate"), containing a reasonably detailed description of the Claim, conflict, dispute or disagreement and the nomination of an arbitrator.

8.3 CHOICE OF SECOND ARBITRATOR. Within 10 days of the receipt of Notice to Arbitrate, the other party or parties involved in the Dispute shall name a second arbitrator and send a notice to this effect to the party or parties making the submission, the first-named arbitrator and to the second-named arbitrator; in the absence of such a notice, the first-named arbitrator shall be the sole arbitrator and sections 8.6 and 8.10 inclusively shall apply MUTATIS MUTANDIS.

8.4 CHOICE OF THIRD ARBITRATOR. The two arbitrators appointed in accordance with the above procedure shall, within 10 days following the appointment of the second arbitrator, name a third arbitrator who shall be a member in good standing of the Quebec Bar and will act as President of the Arbitration Committee; if the first two arbitrators fail to agree on a third arbitrator, either one or both may apply to a judge of the Superior Court of the Province of Quebec, District of Montreal, to appoint the third arbitrator.

8.5 CHOICE OF SINGLE ARBITRATOR. In order to minimize costs, the parties involved in any dispute may agree, in writing, to appoint a single arbitrator in which event a notice of such appointment shall be sent to the arbitrator in question; sections 8.6 to 8.10 inclusively shall apply MUTATIS MUTANDIS to such sole arbitrator.

8.6 HEARING AND AWARD. The hearing shall be held in Montreal. The date of hearing must be held within 30 days of the appointment of the third arbitrator. The award of the board of arbitrators must be rendered in writing and served to the parties within 90 days following the hearing. Any such award (including with respect to the payment of fees and disbursements related to the arbitration) which is rendered shall be final, binding and without appeal, and shall become executory as a judgement against the parties upon homologation.

8.7 PROCEDURE AND EVIDENCE. Notice shall be given by the arbitrators, in writing, of the time and place of any hearings except where such hearings are adjourned by the arbitrators in the presence of both of the parties hereto. In the conduct of the hearing and particularly in the taking of testimony or other evidence in the course thereof, the arbitrators shall be bound by the rules of law applying to the competence, relevance and materiality of witnesses and testimony in the courts of the Province of Quebec and the rules of procedure set out in the CODE OF CIVIL PROCEDURE (Quebec). The arbitrators shall have full power and authority to permit, before or during any hearing, any amendment to the arbitration submission requested by the parties so submitting as well as any cross-demand by the other party or parties.

8.8 RESPECT OF DELAYS. In the event that the arbitration hearing is not held, or the arbitration award is not rendered, within the respective delays set out above, upon the receipt of a written notice to this effect from any party to the arbitration, the arbitrators shall no longer have jurisdiction to decide the matter submitted to them, and any party may thereupon take all steps to submit the matter to arbitration once again pursuant to these rules of procedure.

8.9 REPLACEMENT OF ARBITRATORS. In the event that one or more of such arbitrators resigns, refuses to act, withdraws, dies or otherwise becomes unable to fulfill the duties imposed upon him, then his place shall be filled by the parties originally naming him or if named by the other arbitrators, his place shall be filled by an appointment made by them; if no replacement has been named within 15 days following the date upon which the parties were advised of such failure to act, the vacancy may be filled by a judge of the Superior Court of the Province of Quebec, District of Montreal, upon motion by one of the parties.

8.10 SUPPLETIVE PROVISIONS. The parties to this Agreement agree that the provisions presently in effect of the CODE OF CIVIL PROCEDURE (Quebec) shall receive suppletive application to any arbitration proceeding undertaken or held by virtue of the present Agreement. In the event of a contradiction between the provisions of this Article 8 and the provisions of the aforementioned sections of the CODE OF CIVIL PROCEDURE (Quebec), the provisions of this Article 8 shall have precedence.

8.11 EXCEPTIONS TO ARBITRATION. Notwithstanding the provisions of this
     Article 8, any party shall be entitled to commence procedures in a court of law in order to obtain injunctive or attachment relief against a defaulting party.

8.12 LANGUAGE. Each party to the arbitration shall be entitled to use English or French at its or his sole discretion. The arbitrator(s) shall be bilingual and able to communicate in both English and French.


                                  ARTICLE 9

                             GENERAL PROVISIONS

9.1 SUCCESSORS AND PERMITTED ASSIGNS. The provisions of this Agreement shall, except as otherwise provided herein, enure to the benefit of and be binding upon the parties hereto and their respective representatives, administrators, successors and permitted assigns and each and every Person so bound shall make, execute and deliver all documents necessary to carry out this Agreement.

9.2 NO ASSIGNMENT. No party may assign its Rights or obligations under this Agreement without the express written consent of all other parties.

9.3 NOTICES. All communications, notices and demands required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery, including delivery by courier or facsimile (with proof of receipt) to the addresses as set forth below:

     IF TO SGF SANTE:

     SGF SANTE INC.
     c/o SOCIETE GENERALE DE FINANCEMENT DU QUEBEC
     600 de La Gauchetiere West, Suite 1700
     Montreal, Quebec
     H3B 4L8

     Attention: The Secretary
     Fax: (514) 395-8055

     IF TO THE CORPORATION:

     DRAXIS PHARMA INC.
     16751 TransCanada Highway
     Kirkland, Quebec
     H9H 4J4

     Attention: President
     Fax: (514) 694-3841

     IF TO DRAXIS HEALTH:

     DRAXIS HEALTH INC.
     6870 Goreway Drive
     Mississauga, Ontario
     L4V 1P1

     Attention: The Secretary
     Fax: (905) 677-5494

     Each of the parties shall be entitled to specify different or additional addresses by giving written notice to the other party in the manner set forth herein.

9.4 BROKERAGE COMMISSIONS. The Corporation has not paid or become obligated to pay any fee or commission to any broker, investment banker, finder or the like in connection with the transactions contemplated by this Agreement. SGF Sante has not paid or become obligated to pay any fee or commission to any broker, investment banker, finder or the like in connection with the transactions contemplated by this Agreement. Each party hereby agrees to indemnify, defend and hold harmless the other against any and all Claims of the above-mentioned brokers, investment bankers, finders or the like, and against the Claims of all other parties claiming any right to a commission or compensation by or through the acts of that party or that party's partners, employees, agents or Affiliates in connection with this Agreement. Each party's indemnification obligations provided in Article 7 shall include all damages, losses, liabilities, and expenses, including reasonable attorney's fees, incurred in connection with any such claim for a broker's or finder's fee.

9.5  TIME OF THE ESSENCE. Time shall be of the essence of this Agreement.

9.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same Agreement.

9.7 SEPARABILITY. In the event that any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

9.8 CONSENTS AND APPROVALS. Except as otherwise expressly set forth herein, whenever any party's consent or approval must be obtained hereunder, such consent or approval shall not be unreasonably withheld, delayed or conditioned.

9.9 ANNOUNCEMENTS. SGF Sante reserves the right for itself or its governmental representatives to publicly announce the following information in connection with its investment: the name and address of the Corporation, the nature of its business, the nature and amount of the investment and the number of jobs to be created, the whole subject to the prior approval by the Corporation of the content of such announcement. Draxis Health shall also be entitled to publicly announce the completion of the transaction contemplated herein, subject to the prior approval by SGF Sante of the content of the announcement. It is also recognized that Draxis Health is subject to certain disclosure obligations under Applicable Laws as a result of the listing of its shares on the Toronto Stock Exchange and NASDAQ, and it is agreed that the prior approval by SGF Sante of the content of all such disclosures with respect to the transaction contemplated herein and all accessory matters shall be required which approval shall not be unreasonably withheld or delayed, it being agreed that if such approval is not obtained in the required delay imposed by Applicable Laws then the Corporation may process with same disclosure. In the event that the Corporation organizes an official ceremony or press conference to publicize the investment by SGF Sante, it shall obtain its prior written approval which shall not be unreasonably withheld and advise it of such ceremony at least 15 days prior thereto in order to permit SGF Sante or its representatives or invitees to attend thereat.

9.10 LANGUAGE. This Agreement is executed by all the parties hereto in French and in English. The parties hereto expressly agree that in the event of any misunderstanding, dispute or controversy amongst them with respect to any of the provisions of this Agreement, the French version and the English version shall have equal value and neither of them shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       SGF SANTE INC.


                                   Per: /s/ Francis Bellido
                                       -------------------------
                                       Francis Bellido


                                   Per: /s/ Michel Beland
                                       -------------------------
                                       Michel Beland


                                       DRAXIS PHARMA INC.


                                   Per: /s/ Dwight Gorham
                                       -------------------------
                                       Dwight Gorham

                              TABLE OF CONTENTS



                                                                           Page
                                                                           ----
ARTICLE 1  DEFINITIONS AND INTERPRETATION .................................  1
     1.1   Definitions.....................................................  2
     1.2   GAAP............................................................  8
     1.3   Interpretation Not Affected by Headings.........................  8
     1.4   Extended Meanings...............................................  8
     1.5   Entire Agreement................................................  8
     1.6   Amendment.......................................................  8
     1.7   Waiver of Rights................................................  8
     1.8   Schedules.......................................................  8
     1.9   Applicable Law..................................................  9
     1.10  Funds...........................................................  9
     1.11  Business Day....................................................  9
     1.12  Third Party Beneficiaries.......................................  9

ARTICLE 2  SUBSCRIPTION, ALLOTMENT AND ISSUE OF SUBSCRIBED SHARES..........  9
     2.1   Subscription....................................................  9
     2.2   Subscription Price.............................................. 10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES
           REGARDING THE CORPORATION....................................... 10
     3.1   Representations and Warranties regarding the Corporation........ 10
           3.1.1   Corporate Matters....................................... 10
           3.1.2   Subsidiaries............................................ 11
           3.1.3   Authorized and Issued Capital of the Corporation........ 11
           3.1.4   No Violation............................................ 12
           3.1.5   Consents, Approvals..................................... 12
           3.1.6   Other Agreements of Officers............................ 13
           3.1.7   Transactions with Related Parties....................... 13
           3.1.8   Financial Statements.................................... 13
           3.1.9   Changes in the Corporation's Business................... 13
           3.1.10  Taxes................................................... 15
           3.1.11  Existing Contracts...................................... 16
           3.1.12  Compliance with Applicable Laws......................... 18
           3.1.13  Employees............................................... 18
           3.1.14  Collective Agreements................................... 19
           3.1.15  Benefit Plans........................................... 19
           3.1.16  Litigation.............................................. 20
           3.1.17  Insurance............................................... 20

           3.1.18 Title to Assets ........................................ 21
           3.1.19 Intellectual Property Rights ........................... 21
           3.1.20 Immoveable Property .................................... 22
           3.1.21 Suppliers and Customers ................................ 23
           3.1.22 Licences ............................................... 23
           3.1.23 Year 2000 Issues ....................................... 24
           3.1.24 Bank Accounts .......................................... 24
           3.1.25 Liabilities ............................................ 24
           3.1.26 Corporate Records ...................................... 24
           3.1.27 Environmental Protection ............................... 25
           3.1.28 The plant .............................................. 26
           3.1.29 Inventory .............................................. 26
           3.1.30 Accounts Payable and Accounts Receivable ............... 26
           3.1.31 Advances from Draxis Health ............................ 27
           3.1.32 Disclosure ............................................. 27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SGF Sante .................... 27
     4.1   Representations and Warranties of SGF Sante ................... 27
           4.1.1  Corporate Matters ...................................... 27

ARTICLE 5 COVENANTS ...................................................... 29
     5.1   Reports ....................................................... 29
     5.2   Ongoing obligations ........................................... 30
     5.3   Actions to Satisfy Covenants .................................. 31

ARTICLE 6 CLOSING ........................................................ 31
     6.1   Closing ....................................................... 31

ARTICLE 7 SURVIVAL AND RELIANCE ON REPRESENTATIONS
           AND WARRANTIES AND INDEMNIFICATION ............................ 32
     7.1   Survival Notwithstanding Investigation ........................ 32
     7.2   Indemnification by the Corporation and Draxis Health .......... 32
     7.3   Indemnification by SGF Sante .................................. 33
     7.4   Indemnification Against Third-Party Claims .................... 33
     7.5   Indemnification to be After Insurance, etc. ................... 34
     7.6   Amount of Claim ............................................... 34
     7.7   Currency of Indemnification ................................... 34
     7.8   Expiry and Limit of Liability ................................. 35
     7.9   SGF Sante's Recourses ......................................... 35
     7.10  First Special Covenant ........................................ 36
     7.11  Second Special Covenant ....................................... 36
     7.12  Draxis Health Obligations ..................................... 36
     7.13  Other Recourses ............................................... 36

                                     -ii-


ARTICLE 8 ARBITRATION .................................................... 36
     8.1   Choice of Arbitration ......................................... 36
     8.2   Notice to Arbitrate ........................................... 37
     8.3   Choice of Second Arbitrator ................................... 37
     8.4   Choice of Third Arbitrator .................................... 37
     8.5   Choice of Single Arbitrator ................................... 37
     8.6   Hearing and Award ............................................. 37
     8.7   Procedure and Evidence ........................................ 37
     8.8   Respect of Delays ............................................. 38
     8.9   Replacement of Arbitrators .................................... 38
     8.10  Suppletive Provisions ......................................... 38
     8.11  Exceptions to Arbitration ..................................... 38

ARTICLE 9 GENERAL PROVISIONS ............................................. 38
     9.1   Successors and Permitted Assigns .............................. 38
     9.2   No Assignment ................................................. 39
     9.3   Notices ....................................................... 39
     9.4   Brokerage Commissions ......................................... 40
     9.5   Time of the Essence ........................................... 40
     9.6   Counterparts .................................................. 40
     9.7   Separability .................................................. 40
     9.8   Consents and Approvals ........................................ 40
     9.9   Announcements ................................................. 40
     9.10  Language ...................................................... 41




                                     -iii-